UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2026

AIB DATA CENTERS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43194	39-2631241
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, Ste 1010, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(646) 493-2993
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AIB	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Ms. Halisky

On July 22, 2026, the Board of Directors (the “Board”) of AIB Data Centers Inc. (the “Company”) approved the Employment Agreement (the “Employment Agreement”) with Jolienne Halisky, the Company’s Chief Financial Officer. The Employment Agreement replaces and supersedes Ms. Halisky’s prior independent contractor agreement with the Company which was previously filed with the SEC as Exhibit 10.33 to the Company’s Form S-1 registration statement, filed with the SEC on June 2, 2026.. Ms. Halisky’s role and title as Chief Financial Officer of the Company remain unchanged; the Employment Agreement formalizes her transition from an independent contractor to an employee of the Company.

The material terms of the Employment Agreement, as approved by the Board, are summarized below:

Ms. Halisky reports directly to the Chief Executive Officer of the Company and is employed on an at-will basis. Ms. Halisky will receive an annual base salary of $225,000, payable in accordance with the Company’s normal payroll practices, and is eligible for an annual discretionary, performance-based bonus, subject to her continued employment with the Company through the date of payment. Ms. Halisky is also eligible to participate in the Company’s Equity Incentive Plan, subject to the terms of the plan and any applicable award agreement, and is entitled to participate in the Company’s employee benefit programs on a basis no less favorable than other senior executives, including four weeks of paid vacation and five paid sick days annually. Incentive-based and other compensation payable to Ms. Halisky is subject to the Company’s clawback policy and applicable law, including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 10D of the Securities Exchange Act of 1934.

If the Company terminates Ms. Halisky’s employment without Cause or if Ms. Halisky resigns for Good Reason (each as defined in the Agreement), she is entitled to accrued obligations and severance equal to six months’ base salary payable as salary continuation, together with COBRA (or Canadian equivalent) premium reimbursement during the severance period, in each case conditioned upon her execution and non-revocation of a separation agreement and general release of claims. If such a termination occurs within twelve months following a Change in Control (as defined in the Agreement), Ms. Halisky is instead entitled to twelve months’ base salary continuation, continued medical benefits during that period, and full accelerated vesting of all outstanding equity awards. The Agreement also contains confidentiality, non-disparagement, intellectual property assignment, and non-solicitation/non-competition covenants applicable during employment and for six months following termination, and is governed by the laws of the State of New York, with disputes (other than claims for injunctive relief for restrictive covenant breaches and certain excluded claims) subject to binding arbitration administered by JAMS in New York, New York, under the Federal Arbitration Act.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Independent Director Compensation Program

On August 5, 2026, the Board approved and established an annual cash compensation program for the Company’s non-employee independent directors (the “Independent Director Cash Compensation Program”) in recognition of their service on the Board.

Under the Independent Director Cash Compensation Program, each independent director will receive annual cash compensation of $50,000, payable quarterly in arrears in installments of $12,500 per quarter, with each quarterly payment made at the end of each calendar quarter, commencing as of July 1, 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 1, 2026, between AIB Data Centers Inc. and Jolienne Halisky.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2026	AIB DATA CENTERS INC.

/s/ Jerry Tang
	Name:	Jerry Tang
	Title:	Chief Executive Officer and President

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